SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G/A

          Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)


                              Trega Biosciences, Inc.
_________________________________________________________________
                             (Name of Issuer)



                    Common Stock, $.001 par value
_________________________________________________________________
                      (Title of Class of Securities)



                         0008946991
_________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 0008946991                                      Page 2 of 7 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Partners
     S.S. or I.R.S. Identification            II, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only

_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    1,444,084 shares of
Shares Beneficially           Power          Common Stock, $.001
Owned by Each                                par value ("Common
Reporting Person                             Stock")
                         ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  1,444,084 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           1,444,084 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          10.4%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0008946991                                      Page 3 of 7 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Partners
     S.S. or I.R.S. Identification            III, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only

_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    1,086,633 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  1,086,633 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           1,086,633 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          7.9%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0008946991                                      Page 4 of 7 Pages

_________________________________________________________________
1)   Name of Reporting Person                 DP III Associates,
     S.S. or I.R.S. Identification            L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    37,793 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-  37,793 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           37,793 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          0.3%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0008946991                                      Page 5 of 7 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Associates
     S.S. or I.R.S. Identification
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New Jersey
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting     6,966 shares of Shares
Beneficially             Power           Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   6,966 shares of
                              tive Power      Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            6,966 shares of
     Owned by Each Reporting person           Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                            less than 0.1%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0008946991                                      Page 6 of 7 Pages

                      Amendment No. 1 to Schedule 13G
                      _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed on February 12, 1997 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 1(a) -    Name of Issuer:  Trega Biosciences, Inc. (formerly
               Houghten Pharmaceuticals, Inc.)

Item 2(d) -    Title of Class of Securities:
               Common Stock, $.001 par value ("Common Stock")

Item 2(e) -    CUSIP Number:  0008946991

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:
               Domain II:  1,444,084 shares of Common Stock
               Domain III:  1,086,633 shares of Common Stock
               DP III A:  37,793 shares of Common Stock
               DA:  6,966 shares of Common Stock

               (b)  Percent of Class:
               Domain II: 10.4%
               Domain III: 7.9%
               DP III A: 0.3%
               DA: less than 0.1%

               (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote:
               Domain II:  1,444,084 shares of Common Stock
               Domain III:  1,086,633 shares of Common Stock
               DP III A:  37,793 shares of Common Stock
               DA:  6,966 shares of Common Stock

               (ii) shared power to vote or to direct the vote:  -0-

               (iii) sole power to dispose or to direct the disposition of:


               Domain II:  1,444,084 shares of Common Stock
               Domain III:  1,086,633 shares of Common Stock
               DP III A:  37,793 shares of Common Stock
               DA:  6,966 shares of Common Stock

               (iv) shared power to dispose or to direct the disposition
                    of:  -0-

CUSIP No. 0008946991                                      Page 7 of 7 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              DOMAIN PARTNERS II, L.P.
                              By:  One Palmer Square Associates
                                   II L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                     Attorney-in-Fact

                              DOMAIN PARTNERS III, L.P.
                              By:  One Palmer Square Associates
                                   III L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


                              DP III ASSOCIATES, L.P.
                              By:  One Palmer Square Associates
                                   III L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


                              DOMAIN ASSOCIATES



                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


Date: February 2, 1998